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                                                                  Exhibit (a)(4)

                           Offer to Purchase for Cash

                   All Outstanding American Depositary Shares
               (each ADS representing 60 shares of common stock)

                                       of

                                  Mavesa, S.A.

                                       by

                            Primor Inversiones, C.A.

                          a wholly owned subsidiary of

                             Primor Alimentos, C.A.

 THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M., NEW YORK CITY TIME (5:00 P.M., CARACAS TIME), ON TUESDAY, MARCH 27, 2001, UNLESS THE U.S.
                              OFFER IS EXTENDED.

                                                               February 21, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   Primor Inversiones, C.A. (the "Purchaser"), a corporation organized under the laws of Venezuela and a wholly owned subsidiary of Primor Alimentos, C.A. ("Primor"), a corporation organized under the laws of Venezuela, has commenced an offer to purchase all outstanding American Depositary Shares ("ADSs") of Mavesa, S.A., a sociedad anonima organized under the laws of Venezuela ("Mavesa"), at a price of US$8.501324822 per ADS net to the seller in cash less any withholding taxes and without interest thereon and upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase dated February 21, 2001 (the "Offer to Purchase") (which together with the related ADS Letter of Transmittal constitute the "U.S. Offer"). The U.S. Offer is open to all holders of ADSs. The U.S. Offer is being made concurrently with an offer in Venezuela (the "Venezuelan Offer" and, together with the U.S. Offer, the "Offers") to purchase all outstanding shares of Mavesa common stock (the "Shares"). The Venezuelan Offer is open to all holders of Shares. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your nominee.

   Holders of ADSs whose American Depositary Receipts ("ADRs") for ADSs are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to The Bank of New York (the "ADS Receiving Agent") prior to the Expiration Date (as defined in the Offer to Purchase) of the U.S. Offer must tender their ADSs according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

   The U.S. Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the U.S. Offer and the Venezuelan Offer and not withdrawn prior to the expiration date of the Offers that number of Shares and ADSs that, together with Shares and ADSs owned by Primor and Purchaser at the expiration of the Offers, represent at least 65% of the then outstanding Shares, including Shares represented by ADSs. The U.S. Offer is also subject to the satisfaction of certain other conditions. See Sections 17 and 18 of the Offer to Purchase.
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   For your information and for forwarding to those of your clients for whom you hold ADSs registered in your name or in the name of your nominee(s), we are enclosing the following documents:

  1. The U.S. Offer to Purchase, dated February 21, 2001;

  2. A printed form of letter that may be sent to your clients for whose account you hold ADSs registered in your name or in the name of a nominee(s), with space provided for obtaining such clients' instructions with regard to the U.S. Offer;

  3. The ADS Letter of Transmittal (together with accompanying Substitute Form W-9) for your use in accepting the U.S. Offer and tendering ADSs and for the information of your clients (manually signed facsimile copies of the ADS Letter of Transmittal may be used to tender ADSs);

  4. The ADS Notice of Guaranteed Delivery to be used to tender ADSs into the U.S. Offer if ADRs evidencing ADSs are not immediately available or cannot be delivered to the ADS Receiving Agent by the Expiration Date of the U.S. Offer or if, in the case of book-entry delivery of ADSs, the procedures for book-entry transfer set forth under the section "Procedure for Tendering ADSs in the U.S. Offer" of the Offer to Purchase cannot be completed by the Expiration Date of the U.S. Offer;

  5. The letter to securityholders of Mavesa from Alberto Tovar, the Chairman of Mavesa, accompanied by Mavesa's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Mavesa, which includes the recommendation of the Board of Directors of Mavesa that securityholders accept the U.S. Offer and tender their ADSs to the Purchaser pursuant to the U.S. Offer;

  6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9. Holders of ADSs who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax of 31% of the gross proceeds payable to such securityholder or other payee pursuant to the U.S. Offer; and

  7. The return envelope addressed to The Bank of New York, as ADS Receiving Agent, for your use only.

   The Board of Directors of Mavesa (1) has determined that the terms of the U.S. Offer are fair to and in the best interests of the holders of ADSs and (2) recommends that all holders of ADSs accept the U.S. Offer and tender their ADSs pursuant to the U.S. Offer.

   Purchaser currently does not have any plans or proposals following completion of the U.S. Offer for any subsequent offering period or any second-step merger or other business combination that would cause Shares and ADSs which are not purchased pursuant to the U.S. Offer or Venezuelan Offer to be cashed-out in a merger or similar transaction. Consequently, to receive the consideration offered in the U.S. Offer, holders of ADSs must tender their ADSs into the U.S. Offer.

   Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the fees of the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of ADSs. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Purchaser will pay or cause to be paid any ADS transfer taxes with respect to the transfer and sale of ADSs to it or its order pursuant to the U.S. Offer, except as otherwise provided in Instruction 6 of the ADS Letter of Transmittal.

   Shares of Mavesa common stock (except insofar as they are represented by ADSs) cannot be tendered by means of the ADS Letter of Transmittal. Shares must be tendered by means of the Share Letter of Transmittal. Shares cannot be tendered pursuant to the U.S. Offer and can only be tendered pursuant to the Venezuelan Offer. Additional information on the Venezuelan Offer may be obtained from Provincial Casa de Bolsa, the receiving agent for the Venezuelan Offer, at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

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   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS
PROMPTLY AS POSSIBLE. THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
4:00 P.M., NEW YORK CITY TIME (5:00 P.M., CARACAS TIME), ON TUESDAY, MARCH 27, 2001, UNLESS THE U.S. OFFER IS EXTENDED.

   In order to tender ADSs into the U.S. Offer: (i) a duly executed and properly completed ADS Letter of Transmittal or a copy thereof and any required signature guarantee or other required documents should be sent to the ADS Receiving Agent; and (ii) ADRs representing the tendered ADSs or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) should be delivered to the ADS Receiving Agent in accordance with the instructions set forth in the ADS Letter of Transmittal and the Offer to Purchase.

   If holders of ADSs wish to tender, but it is impracticable for them to forward their ADRs or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date of the U.S. Offer, a tender may be effected by following the guaranteed delivery procedures specified under the section "Procedure for Tendering ADSs in the U.S. Offer" of the Offer to Purchase.

   Any inquiries you may have with respect to the U.S. Offer should be addressed to Innisfree M&A Incorporated, the Information Agent for the U.S. Offer, at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

   Requests for additional copies of the enclosed materials may also be directed to the Information Agent.

                                         Very truly yours,

                                         PRIMOR INVERSIONES, C.A.

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE PURCHASER, PRIMOR, THE ADS RECEIVING AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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